Exhibit 99.1

CONTACT:	Kenneth T. Hern, Chairman and CEO
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Hala Elsherbini
Halliburton Investor Relations
+1 972 458 8000

Nova Biosource Fuels Updates Progress at the Seneca and Scott Biodiesel Refineries

HOUSTON, TX – June 30, 2008 – Nova Biosource Fuels, Inc. (AMEX: NBF), a refiner and marketer of ASTM quality biodiesel, announced today that it has completed commissioning the third and final 20 million gallon per year production train at its biodiesel refinery in Seneca, Illinois, having run the train at or above nameplate capacity using feedstocks with free fatty acid levels in excess of 10%.  To date, the Seneca biodiesel refinery has produced nearly 5 million gallons of ASTM D6751 quality biodiesel.

“All three trains have now been commissioned and have operated at nameplate capacity,” said Kenneth T. Hern, Chairman and CEO of Nova.  “Each train has exceeded our performance objectives for yield, throughput, and quality, and two are now running at near nameplate capacity.  We intend to restart the idled train in July after we have completed maintenance and have procured additional feedstock for that train.  We then intend to increase operations of all three trains simultaneously so that we can make the performance test runs required by our credit agreement in the required timeframe.  Our plan has been to bring up each of the trains at a measured pace to work towards smooth operations and balanced chemistry before attempting a performance test under the required protocols.  Having commissioned each train individually, our team is ready to obtain the feedstock to bring up all three trains simultaneously in preparation for the test run.”

Nova also announced today that the repairs at the Scott biodiesel refinery in Greenville, Mississippi, were completed on schedule in mid June.  Scott’s operations team restarted the biodiesel refinery on June 19 with the refinery producing ASTM D6751 quality biodiesel at near nameplate capacity using animal fat feedstock with free fatty acid levels of between 2-5%.

“We are very pleased with the combined efforts of Scott management and personnel, our engineering and construction teams and our vendors in completing the repairs in as safe and expeditious manner as possible,” said Mr. Hern.  “We want to thank all involved for their efforts in getting the refinery back online on schedule.  We look forward to ramping up operations at the refinery so that we can begin taking our share of production under our offtake agreement with Scott Petroleum in the near future, which may be as early as August.”

About Nova Biosource Fuels, Inc.

Nova Biosource Fuels, Inc. is an energy company that refines and markets ASTM standard biodiesel and related co-products through the deployment of its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. Nova is focused on building and operating a number of Nova-owned biodiesel refineries, with a goal of attaining production capacity of between 180 to 220 million gallons of biodiesel fuel on an annual basis. In particular, it is investing to improve the profitability of its 10 million gallon per year biodiesel refinery in Clinton, Iowa, while also completing the construction of its 60 million gallon per year biodiesel refinery in Seneca, Illinois. Nova’s business strategy for the next three years includes building up to seven biodiesel refineries with production capacities ranging from 20 to 100 million gallons each per year. More information on Nova Biosource Fuels can be found at www.novabiosource.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Quarterly Report on Form 10-Q for the period ended April 30, 2008, which describes the risks and other factors that may affect Nova’s business, financial condition, results of operations and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.

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